Exhibit 99.1

GAP INC. APPOINTS NEW CHIEF FINANCIAL OFFICER TO START IN JANUARY 2017

SAN FRANCISCO - November 15, 2016 - Gap Inc. (NYSE: GPS) today announced the appointment of Teri List-Stoll as executive vice president and chief financial officer, effective January 17, 2017. List-Stoll will report to Gap Inc. chief executive officer Art Peck and will serve on the company’s senior leadership team.

“Teri is a seasoned finance leader with more than three decades experience, including top leadership positions at global consumer goods companies,” said Art Peck, chief executive officer, Gap Inc. “As we remain focused on accelerating our transformation, Teri’s expertise will help us drive our long-term financial objectives and continue our commitment to long-term shareholder value.”

List-Stoll will succeed Sabrina Simmons, whose departure was previously announced on November 2, 2016, and will have oversight of the company’s global finance function, as well as loss prevention and corporate administration divisions. Once List-Stoll joins Gap Inc. in mid-January, Simmons will shift into an advisory role through the end of the company’s fiscal year.

“I have tremendous respect for the brands in Gap Inc.’s global portfolio, and I am excited to join the company during a time of transformative change,” said List-Stoll. “I look forward to continuing Gap Inc.’s commitment to a strong balance sheet and operating discipline and supporting the company’s long-term growth strategy.”

Most recently, List-Stoll held the position of executive vice president and chief financial officer for Dick’s Sporting Goods, Inc. Previously, she served in senior finance roles, including chief financial officer for Kraft Foods Group, Inc. List-Stoll spent almost two decades growing her career at The Procter & Gamble Company, where she ultimately served as senior vice president and treasurer. She began her career at Deloitte & Touche LLP.

List-Stoll serves on the board of directors and audit committees for Microsoft and Danaher. She received her B.A. in Business Administration from Northern Michigan University and is a Certified Public Accountant.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2015 net sales were $15.8 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, about 450 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact: Tina Romani (415) 427-5264 Investor_relations@gap.com	Media Relations Contact: Jennifer Poppers (415) 427-1729 Press@gap.com